EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 of Handheld Entertainment, Inc filed on Form S-3 (File No. 333-133215) and in Post-Effective Amendment No. 1 to the Registration Statement of Handheld Entertainment, Inc. on Form S-8 (File No. 333-140719), of our report dated March 13, 2007 on the consolidated financial statements of Handheld Entertainment, Inc. as of December 31, 2006 and for the years ended December 31, 2006 and 2005, which report is included in this Annual Report on Form 10-KSB of Handheld Entertainment, Inc. for the year ended December 31, 2006.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 30, 2007